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                                                            EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this 12th day of March, 1999, by and between Columbia Graphics Corporation, an Illinois corporation (the "Merging Corporation"), and Premier Graphics, Inc., a Delaware corporation (the "Surviving Corporation").


                                  ARTICLE ONE
                                    RECITALS

     Section 1.1.  Surviving Corporation's Capital Stock.  The Surviving
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Corporation is a corporation duly organized and existing under the laws of the
State of Delaware. The Surviving Corporation has authorized capital stock consisting of One Thousand (1,000) shares of common stock with $0.01 par value per share of which One Hundred (100) shares have been duly issued and are now outstanding.

     Section 1.2.  Merging Corporation's Capital Stock.  The Merging Corporation
     -----------   -----------------------------------
is a corporation duly organized and existing under the laws of the State of Illinois. The Merging Corporation has authorized capital stock consisting of One Million (1,000,000) shares of common stock with no par value per share of which One Thousand (1,000) shares have been duly issued and are now outstanding.

     Section 1.3.  Desire to Merge.  The Surviving Corporation and Merging
     -----------   ---------------
Corporation desire to effect a statutory merger of the Merging Corporation into the Surviving Corporation in the manner herein set forth as evidenced by the Board of Directors and shareholder of each corporation having adopted resolutions by unanimous written consent approving this merger and the terms hereof.

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, it is hereby agreed by and between the parties hereto that the Merging Corporation shall be merged into the Surviving Corporation in accordance with the applicable provisions of the General Corporation Law of Delaware, as amended (the "DGCL") and the Illinois Business Corporation Act of 1983, as amended, (the "IBCA") upon the following terms and conditions:

                                  ARTICLE TWO
                           PARTIES TO PROPOSED MERGER

     Section 2.1.  The Merging Corporation.  The name of the corporation
     -----------   -----------------------
proposing to merge with and into the Surviving Corporation is Columbia Graphics Corporation.

     Section 2.2.  The Surviving Corporation.  The name of the corporation with
     -----------   -------------------------
and into which the Merging Corporation proposes to merge is Premier Graphics, Inc.


                                 ARTICLE THREE
                    TERMS AND CONDITIONS OF PROPOSED MERGER
                        AND EFFECTIVE DATE OF THE MERGER

     Section 3.1.  General.  Upon the Effective Date of the Merger (as
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hereinafter defined):  (a) the Merging Corporation shall merge into the
Surviving Corporation, which shall survive the merger and continue to be a Delaware corporation, governed by the laws of the State of Delaware; and (b) the separate existence of the Merging Corporation shall cease.

     Section 3.2.  Effective Date of the Merger.  The merger contemplated by
     -----------   ----------------------------
this Agreement shall become effective at 4:00 p.m. on March 17 , 1999 (the "Effective Date").
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     Section 3.3.  Authorized Capital Stock.  The authorized capital stock of
     -----------   ------------------------
the Surviving Corporation following the Effective Date shall be One Thousand (1,000) shares with $0.01 par value unless and until the same shall be changed in accordance with the laws of the State of Delaware.

     Section 3.4.  Principal Office and Registered Agent.  The principal office
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of the Surviving Corporation shall be 6075 Poplar Avenue Suite 401, Memphis,
Tennessee 38119. The name of the registered agent of the Surviving Corporation in the State of Delaware shall be Corporation Trust Company and the office of the registered agent shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.


                                  ARTICLE FOUR
                        MANNER AND BASIS FOR CONVERTING
                      INTERESTS OF THE MERGING CORPORATION
                    INTO SHARES OF THE SURVIVING CORPORATION

     Upon the Effective Date of the Merger, certificates of issued shares of the Merging Corporation shall automatically and by operation of law be canceled.

                                  ARTICLE FIVE
                CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

     The Charter of the Surviving Corporation shall remain the Charter of the Surviving Corporation following the Effective Date of the Merger, unless and until the same shall be amended or repealed in accordance with the provisions thereof. The Bylaws of the Surviving Corporation shall remain the Bylaws of the Surviving Corporation following the Effective Date of the Merger, unless and until the same shall be amended or repealed in accordance with the provisions thereof.


                                  ARTICLE SIX
                             DIRECTORS AND OFFICERS

     The directors of the Surviving Corporation in office on the Effective Date of the Merger shall remain the directors of the Surviving Corporation, and officers of the Surviving Corporation in office on the Effective Date of the Merger shall remain the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected and qualified.


                                 ARTICLE SEVEN
                     APPROVAL OF THE MERGER AND TERMINATION
                           OF THE MERGING CORPORATION

     Section 7.1.  Corporate Approval of Surviving Corporation.  The Agreement
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has been fully and duly approved by the sole director of the Surviving
Corporation in accordance with the DGCL.

     Section 7.2.  Corporate Approval of Merging Corporation.  The Agreement has
     -----------   -----------------------------------------
been fully and duly approved by the sole director of the Merging Corporation and the sole director of the Surviving Corporation in accordance with the IBCA.

     Section 7.3.  Termination.  At any time prior to the Effective Date of the
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Merger, this Agreement may be terminated and abandoned by the Board of Directors of the Surviving Corporation or the Merging Corporation. In the event of such termination and abandonment, this Agreement shall become void and neither the Surviving Corporation's nor the Merging Corporation's shareholders, directors or officers shall be liable in respect to such termination or abandonment.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of this the day and year first above written.
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                              COLUMBIA GRAPHICS CORPORATION,
                                an Illinois corporation
                                (Merging Corporation)

                              By: /s/ John P. Miller
                                  ---------------------------------
                                      John P. Miller, President


                              PREMIER GRAPHICS, INC.,
                                 a Delaware Corporation
                                (Surviving Corporation)

                              By: /s/ John P. Miller
                                  ---------------------------------
                                      John P. Miller, President